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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934




                                   ILOG S.A.
                   -----------------------------------------
                               (NAME OF ISSUER)




                         COMMON STOCK (ORDINARY SHARES)
                   -----------------------------------------
                        (TITLE OF CLASS OF SECURITIES)




                                  452360 10 0
                   -----------------------------------------
                                (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 452360 10 0                                        Page 2 of 5 Pages


                                       13G
--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Eurocontinental Ventures S.A.
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ ]
                                                                 (b)   [ ]
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Luxembourg
--------------------------------------------------------------------------------

                                  5         SOLE VOTING POWER
                                                 862,750
                                  ----------------------------------------------

          NUMBER OF               6         SHARED VOTING POWER
            SHARES
         BENEFICIALLY                            None
           OWNED BY               ----------------------------------------------
             EACH
          REPORTING
            PERSON                7         SOLE DISPOSITIVE POWER
             WITH
                                                 862,750

                                  ----------------------------------------------

                                  8         SHARED DISPOSITIVE POWER

                                                 None

--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          862,750

--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          6.67%

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452360 10 0                                        PAGE 3 OF 5 PAGES


ITEM 1.

        (a)     Name of Issuer:
                ILOG S.A.

        (b)     Address of Issuer's Principal Executive Offices:
                9, rue de Verdun BP 85
                94532 Gentilly Cedex, France

ITEM 2.

        (a)     Name of Person Filing:
                Eurocontinental Ventures S.A.

        (b)     Address of Principal Business Office or, if none, Residence:
                37 rue Notre Dame
                Luxembourg, L2240 Luxembourg

        (c)     Citizenship:


        (d)     Title of Class of Securities:
                Common Stock (Ordinary Shares)

        (e)     CUSIP Number:

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

        (a)     [ ]  Broker or dealer registered under Section 15 of the Act

        (b)     [ ]  Bank as defined in section 3(a)(6) of the Act

        (c)     [ ]  Insurance Company as defined in section 3(a)(19) of the Act

        (d)     [ ]  Investment Company registered under section 8 of the
                     Investment Company Act

        (e)     [ ]  Investment Adviser registered under section 203 of the
                     Investment Advisers Act of 1940

        (f)     [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see Section
                     240.13d-1(b)(1)(ii)(F)

        (g)     [ ]  Parent Holding Company, in accordance with Section
                     240.13d-1(b)(ii)(G) (Note: See Item 7)

CUSIP No. 452360 10 0                                         PAGE 4 OF 5 PAGES

           (h) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

ITEM 4.    OWNERSHIP

           (a)  Amount Beneficially Owned:  826,750 shares of Common Stock

           (b)  Percent of Class:             6.67

           (c)   Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote       862,750

                   (ii)  shared power to vote or to direct the vote        None

                  (iii)  sole power to dispose or direct the
                         disposition of                                 862,750

                   (iv)  shared power to dispose or direct the
                         disposition of                                    None

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

CUSIP No. 452360 0 10                                        PAGE 5 OF 5 PAGES


ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            11 February 1998
                                     ------------------------------
                                                  Date


                                            /s/  A GABIZON
                                     ------------------------------
                                                Signature


                                              Albert Gabizon
                                     ------------------------------
                                                Name


                                      Chairman of Eurocontintental
                                             (Advisors) Ltd.
                                     ------------------------------
                                                 Title